OPINION OF LINDQUIST & VENNUM P.L.L.P

                                                                     EXHIBIT 5.1


                                  [LETTERHEAD]

                                  _______, 1999


Cardia, Inc.
13754 Frontier Court
Burnsville, MN 55337

         RE:  REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-4 filed by Cardia, Inc., (the "Company") with the Securities and Exchange Commission on ___________, 1999 relating to the registration of 200,000 shares of Common Stock, $.01 par value (the "Shares"), to be issued by the Company in connection with the proposed merger of Video Learning Systems, Inc., a Minnesota corporation, with and into the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated is validly existing and in good standing under the laws of the State of Minnesota.

         2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares to be issued in connection with such merger and, when issued pursuant to the merger and paid for as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus/proxy statement comprising a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ LINDQUIST & VENNUM P.L.L.P.